Exhibit 10.9

DIONISIO FARMS & PRODUCE, INC.

SERIES A CONVERTIBLE PREFERRED STOCK PURCHASE AGREEMENT

This Series A Convertible Preferred Stock Purchase Agreement (this “Purchase Agreement”) is made as of ___________  __, 2013, by and among Dionisio Farms & Produce, Inc., a Colorado corporation (the “Company”), Two Rivers Water Company, a Colorado corporation (“Two Rivers” or “Parent”) and [______________] (“Investor” and/or “Shareholder”), who resides at ______________________________.

SECTION 1

Sale and Issuance of Units; Closing

1.1           Sale and Issuance of Units.                                                      Subject to the terms and conditions of this Purchase Agreement, the Investor agrees to purchase, and the Company agrees to sell and issue to the Investor,  ________ Units for $__________.  Each Unit shall consist of one share of the Company’s Series A Convertible Preferred Stock, par value $0.001, (“Preferred Shares”), and one warrant to purchase the common stock of Two Rivers at $3.00 (the “Warrant”).  The Purchase Price is $2.00 per Unit (“Purchase Price”).  This sale of Units is made as part of a stock offering (“Offering”) pursuant to a Private Placement Memorandum (“Memorandum”).  The Company is relying on representations that the Investor made to the Company in a Subscription Agreement.  The Memorandum and Subscription Agreement are incorporated by reference.

1.2           Preferred Shares.                                The Preferred Shares are authorized and issued pursuant to the rights, privileges and restrictions set forth in the Company’s Certificate of Designation, which is attached hereto, and incorporated by reference, as Exhibit 1.

1.3           Warrants.                      The Warrants are issued by Two Rivers.  Each Unit purchased also includes one Warrant to purchase one share Common Stock of Two Rivers (the “Common Stock”) at $3.00.  The Warrant may be exercised on or before November 1, 2017; provided however, that the Warrants may be called by the Parent for $0.05 per Warrant, after 30 days prior written notice, any time after a registration statement relating to the underlying common stock has been filed and declared effective and provided such registration statement must have been effective during the period set forth in (i)-(iii) below through the date of redemption, so long as (i) the Parent’s common stock is listed on a national exchange, (ii) the closing price for such common stock has to be at or above $4.00 a share for 20 consecutive trading days, and (iii) the average daily trading volume of such common stock has been equal to or greater than 100,000 shares for 20 consecutive trading days.  The Parent will file a registration statement on or before February28, 2013 with the SEC for the Common Stock underlying the Warrants.  The form of the Warrant which contains other terms and definitions, including call provisions and cashless exercise provisions is attached herein as Exhibit 2.

Two Rivers Water & Farming Company - DFP S-1 Filing - February 2013 - Exhibit 10.9

SECTION 2

RIGHTS, PRIVILEGES, AND OBLIGATIONS OF THE PREFERRED SHARES

In addition to the rights, privileges, and obligations of the Preferred Shares contained in the Certificate of Designation, the Company covenants as follows:

2.1           Major Covenants.                                While any Preferred Shares are outstanding, the Company covenants: (1) not to incur any debt except for (i) first mortgages on farmland with a maximum loan-to-value ratio of 60% (the “First Mortgages”); (ii) existing commercial equipment financing liens; and (iii) regular trade payables arising in day-to-day operations of the Company unless the incurrence of additional debt is agreed upon by an affirmative vote of Shareholders owning, in aggregate, not less than two‐thirds (2/3) of the  outstanding Preferred Shares.  (The Company’s farmland, First Mortgages, and existing commercial equipment financing liens are set forth under “Description of Securities”); (2) not to transfer or sell assets (including to an affiliate or related person or entity) other than as described above in “Inter-Company Transactions”; (3) not to transfer any funds to the Parent unless at such time (i) the Parent Loan has been repaid in full; and (ii) all accrued dividends on the Preferred Shares have been paid and (iii) the Adjusted Equity of the Company exceeds the net proceeds received by the Company in this Offering.  Adjusted Equity is defined as shareholder's equity of the Company minus any amounts due to the Company from Parent and minus any amount that the Company's Board of Directors shall determine is sufficient working capital to provide for the next planting season.  Each of these covenants is referred to as a “Major Covenant.”

2.2           Additional Covenants.                                           While any Preferred Shares are outstanding, the Company covenants: (1) to plan, operate, and manage its farmland, water rights, and produce business to optimize long-term farm yields and meet its financial, regulatory, and contractual obligations and objectives; (2) to observe all financial covenants and to pay when due each payment required under the First Mortgages (including seller financing obligations secured by its farmland and/or water rights) and under its commercial equipment leases; (3) to maintain independent books and records of its assets, liabilities, and operations separate from the books and records of the Parent; (4) to make its books and records available for inspection by any holder of the Preferred Shares (including such holder’s agent or representative) upon reasonable notice and conditions; (5) to devote all of its water resources (whether leased, owned, or produced from its groundwater rights) exclusively to producing crops on its farmland and to support its produce business; (6) to segregate in a separate account  net revenues from operations sufficient to pay when due: (i) the Cumulative 8% Preferred Dividend and (ii) 25% of its Annual Net Profit to pay when due  the Profit Participation; (7) to include in its annual budget the Cumulative 8% Preferred Dividend and the Profit Participation; (8) to place on its Board agenda proposed actions (with appropriate supporting materials) related to (i) the timely declaration and payment of the Cumulative 8% Preferred Dividend and (ii) calculation and payment resolution for the Profit Participation; (9) to limit the number of its Directors to three; and (10) not to fallow its farmland for the purpose of making water available for off-farm use.  Each of these covenants is referred to as an “Additional Covenant.”

2.3           Parent Covenants.                                While the Preferred Shares are outstanding, the Parent covenants: (1) to use its best efforts to list its common stock on a national securities exchange promptly following achieving listing eligibility criteria; (2) to file on a timely basis all reports, notices, audits and other documents required to maintain its compliance with the Securities Exchange Act of 1934; (3) to notice, convene and conduct its annual meeting of shareholders not later than June 15 of each year; (4) prior to the initial issuance of the Units, to appoint three directors to the Company’s Board of Directors, one of whom will be designated to represent the interests of the holders of the Preferred Shares (the “PS Director”).  The PS Director will have the same rights and duties as each of the other directors of the Company, and the Board of Directors

Two Rivers Water & Farming Company - DFP S-1 Filing - February 2013 - Exhibit 10.9

shall act by majority vote; (5) coincident with its annual meeting each year, to conduct an election among holders of the Preferred Shares for the purpose of electing the PS Director, as provided below in Section 2.10 below; (6) to cause its independent public accounting firm to audit and issue its opinion with respect to the adequacy of the Company’s financial reports; (7)  to file a registration statement on or before February28, 2013 with the SEC  for the resale of the following securities: (a) for the Common Stock issuable on conversion of the Preferred underlying the Conversion Shares; and (b) for the Common Stock issuable upon exercise of the Warrants; and  (8) To certify at least annually that, to the Parent’s actual knowledge, neither the Parent nor the Company is in breach of a Major Covenant, Additional Covenant, or a Parent Covenant.  These covenants shall be collectively referred to as “Parent Covenants”.

2.4           Events of Default.                                The following are Events of Default: (1) failure to declare and pay when due two consecutive annual installments of the Cumulative 8% Preferred Dividend; (2) the occurrence of an event of default under a First Mortgage which permits the immediate seizure, sale, foreclosure, forfeiture or transfer of any of the Company’s farmland or water rights (including its BIDC shares); (3) the filing of a voluntary petition in bankruptcy by either the Company or the Parent or the approval of an involuntary petition in bankruptcy related to either the Company or the Parent; (4) the breach of a Major Covenant; and (5) the failure to remedy the breach of any Additional  Covenant or Parent Covenant within 60 days after actual notice of its breach.

2.5           Preferred Shareholder Supplemental Rights Upon an Event Of Default.                                                                                                                     Upon the occurrence of an Event of Default, the Shareholders may call a special meeting at which Shareholders representing a majority of the outstanding Preferred Shares may cause a replacement of a Parent-designated director of the Company with a Preferred Shareholder-designated director (giving the Preferred Shareholders the right to fill two of the Company’s three Board seats).  Any holder of Preferred Shares will have the right to nominate a candidate for the position of Replacement Director (each of them a “Nominee”).    Only Nominees who express a willingness to serve as Replacement Director will be eligible for election (the “Replacement Candidate”).  The Replacement Candidate receiving the votes representing a plurality of the outstanding Preferred Shares will become the Replacement Director upon election.  The Replacement Director will serve until replaced by a plurality vote of the outstanding Preferred Shares at a meeting where a quorum (a majority of Preferred Shares) is present.  Any future dispositive action of this newly-constituted Board of Directors (including liquidation, sale, or merger of the Company and the sale or transfer of substantial assets of the Company) will become effective only upon the affirmative vote of a majority in interest of the outstanding Preferred Shares.

2.6           Inter-Company Transactions.                                                      Certain of the farmland, improvements and water rights to be owned by the Company upon closing are currently owned by the Parent or are being acquired from third parties in arm’s length negotiated purchase/sale transactions arranged by the Parent.  All such transfers will be at the Parent’s actual cost without markup.  Also, from the proceeds of the sale of the Units, the Company plans to make an unsecured interest-free loan to the Parent for the Parent’s working capital (“Parent Loan”).  It is intended that the Parent Loan will be repaid from the Parent’s share of the Company’s future profits and/or from the proceeds of future capital financings by the Parent.  The term of the Parent Loan will be five years.  To the extent any net profits, as defined in the Parent Loan, are generated by the Parent, such profit must be first used to satisfy the Parent Loan.  If the maximum is subscribed, the amount of the Parent Loan will be $1,000,000.  The terms and conditions of the Parent Loan are set forth in the form of promissory note attached as Exhibit F to the Memorandum.  Overheard expenses incurred by the Parent on behalf of the Company will not be charged to the Company.

2.7           Conversion of Preferred Shares.

(a) Right to Convert.  Each Shareholder shall have the right to convert, at any time and from time to time, all or any part of, one Preferred Share, held by such Shareholder, in multiples of at least ten thousand shares, for two (2) shares of the Common Stock of the Parent as is determined in accordance with the terms of the Preferred Shares (a “Conversion”).  A Conversion shall be subject to certain customary anti-dilution adjustments as defined herein.  Any Common Stock of the Parent received under a conversion of the Preferred Shares are “Conversion Shares.”

Two Rivers Water & Farming Company - DFP S-1 Filing - February 2013 - Exhibit 10.9

 (b) Conversion Notice. In order to convert Preferred Shares, a Shareholder shall send to Two Rivers by electronic or facsimile transmission, at any time prior to 3:00 p.m., Mountain time, on the Business Day (as used herein, the term “Business Day” shall mean any day except a Saturday, Sunday or Federal bank holiday) on which such Shareholder wishes to effect such Conversion (the “Conversion Date”), a notice of conversion in substantially the form attached as Annex I hereto (a “Conversion Notice”), stating the number of Preferred Shares to be converted, and a calculation of the number of shares of Common Stock issuable upon such Conversion in accordance with the formula set forth in 2.7(c) below setting forth the basis for each component thereof, including the details relating to any adjustments made to the Conversion Rate.  The Shareholder shall promptly thereafter send the Conversion Notice and the certificate or certificates being converted to the Parent.  The Company shall issue a new certificate for Preferred Shares to the Shareholder in the event that less than all of the Preferred Shares represented by a certificate are converted; provided, however, that the failure of the Company to deliver such new certificate shall not affect the right of the Shareholder to submit a further Conversion Notice with respect to such Preferred Shares and, in any such case, the Shareholder shall be deemed to have submitted the original of such new certificate at the time that it submits such further Conversion Notice.  Except as otherwise provided herein, upon delivery of a Conversion Notice by a Shareholder in accordance with the terms hereof, such Shareholder shall, as of the applicable Conversion Date, be deemed for all purposes to be the record owner of the Common Stock to which such Conversion Notice relates.

(c) Number of Conversion Shares. The number of Conversion Shares to be delivered by the Parent to a Shareholder for each Preferred Share pursuant to a Conversion shall be determined by multiplying the Preferred Shares offered for Conversion by two (2); provided, however, that the number of Conversion Shares issued shall never, when combined with all other then outstanding shares of Common Stock of the Parent and shares of Common Stock of the Parent which have been subscribed for or otherwise committed to be issued, exceed the number of shares of Common Stock of the Parent then authorized to be delivered by the Parent, and in the event that there are insufficient shares of Common Stock of the Parent authorized to permit the full Conversion contemplated by any Conversion Notice, the Parent will promptly take all such actions necessary so as to permit the full Conversion contemplated by such Conversion Notice as soon as practicable after receipt by the Company of such Conversion Notice.

 (d) Delivery of Conversion Shares.

(i)           Two Rivers shall, no later than the close of business on the fifteenth (15th) Business Day following the later of the date on which the Parent receives a Conversion Notice from a Shareholder by facsimile or electronic transmission, and the date on which the Parent receives the related Preferred Shares certificate (such fifteenth Business Day, the “Delivery Date”), issue and deliver or cause to be delivered to such Shareholder the proper number of Conversion Shares determined pursuant to paragraph 2.7(c) above.  The Parent shall deliver, or cause to be delivered, to the converting Shareholder a certificate or certificates representing the Conversion Shares which, on or after the date the registration statement (described in Section 2.8 below) becomes effective, will be without restrictive legend and will represent the number of Conversion Shares being acquired upon the conversion of the Preferred Shares; and the Company shall deliver a bank check in the amount of accrued and unpaid dividends through the date of conversion.

Two Rivers Water & Farming Company - DFP S-1 Filing - February 2013 - Exhibit 10.9

(ii)           The Parent’s obligation to issue and deliver the Conversion Shares upon conversion of Preferred Shares in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Shareholder, or any breach or alleged breach by Shareholder of any obligation to the Company or Parent or any violation or alleged violation of law by Shareholder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Parent to such Shareholder in connection with the issuance of such Conversion Shares; provided, however, that such delivery shall not operate as a waiver by the Parent or Company of any such action that they may have against such Shareholder.  If the Parent fails to deliver to a Shareholder such certificate or certificates pursuant to Section 2.7 on the Delivery Date applicable to such conversion, the Parent shall pay to such Shareholder, in cash, as liquidated damages and not as a penalty, for each $10,000 of Preferred Shares (valued at $2.00 per share) being converted, $100 per trading day (increasing to $200 per trading day on the second (2nd) trading day after such damages begin to accrue) for each trading day after the Delivery Date until such certificates (which must be without restrictive legend if the Conversion Shares are registered for resale pursuant to an effective registration statement or pursuant to Rule 144 and be delivered without legend), are delivered.  Nothing herein shall limit a Shareholder’s right to pursue actual damages for the Parent’s failure to deliver Conversion Shares within the period specified herein and such Shareholder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief.  The exercise of any such rights shall not prohibit a Shareholder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

(e) Adjustments. The Conversion rate shall be subject to adjustment from time to time as follows:

(i)           Adjustments for Subdivisions, Combinations or Consolidation of Common Stock.  In the event the outstanding shares of Common Stock of Parent shall be subdivided by stock split or stock dividends, into a greater number of shares of Common Stock, the Conversion rate then in effect (currently one Preferred Share converts into two Common Shares of the Parent) with respect to Preferred Shares shall, concurrently with the effectiveness of such subdivision or dividend, be proportionately adjusted such that the Shareholder shall receive upon conversion of the Preferred Shares the same percentage of the Parent after the subdivision or dividend as the Shareholder would have received immediately prior to the subdivision or dividend. In the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Conversion rate then in effect with respect to the Preferred Shares shall, concurrently with the effectiveness of such combination or consolidation, be proportionately adjusted such that the Shareholder shall receive upon conversion of the Preferred Shares the same percentage of the Parent after the combination or consolidation as the Shareholder would have received immediately prior to the combination or consolidation.

(ii)           Adjustments for Reclassification, Exchange and Substitution.  If the Common Stock issuable upon conversion of the Preferred Shares shall be changed into the same or a different number of shares of any other class or classes of stock or into any other securities or property, whether by capital reorganization, reclassification, merger, combination of shares, recapitalization, consolidation, business combination or other similar transaction (other than a subdivision or combination of shares provided for above), each of the Preferred Shares shall thereafter be convertible into the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Parent deliverable upon conversion of such share of Preferred Shares shall have been entitled to upon such transaction.  The provisions of this section on Adjustments shall similarly apply to successive capital reorganizations, reclassifications, mergers, combinations of shares, recapitalizations, consolidations, business combinations or other similar transactions.

Two Rivers Water & Farming Company - DFP S-1 Filing - February 2013 - Exhibit 10.9

(iii)           Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion rate pursuant to an Adjustment, the Parent at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each Shareholder a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based and the Conversion rate then in effect.  The Parent shall, upon the written request at any time by any Shareholder, furnish or cause to be furnished to such Shareholder a like certificate setting forth (i) such adjustments and readjustments and (ii) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of such holder’s Preferred Shares.

(iv)           Rounding.  All calculations under this Section 2.7(e) shall be made to (a) the nearest one hundredth of one cent or (b) the nearest share or (c) the nearest one hundredth of one percent, as the case may be.

(f)  The Parent shall at all times reserve and keep available for issuance upon the conversion of the Preferred Shares the maximum number of each of its authorized but unissued shares of Common Stock of the Parent as is reasonably anticipated to be sufficient to permit the conversion of all outstanding Preferred Shares, and shall take all action required to increase the authorized number of shares of Common Stock of Parent, or any other actions necessary or desirable, if at any time there shall be insufficient authorized but unissued shares of Common Stock of Parent to permit such reservation or to permit the conversion of all outstanding Preferred Shares.

2.8           Registration.  The Parent commits to file a registration statement on or before February28, 2013 with the SEC for the following securities: (a) for the Common Stock underlying the Conversion Shares; and (b) for the Common Stock underlying the Warrants.

2.9           Registrar.  Two Rivers will act as the Registrar for the Preferred Shares which will be transferable (i) only to other accredited investors, (ii) subject to state and federal securities laws, and (iii) solely through entry by the Registrar in a registration book maintained for that purpose.  There is no secondary market for the Preferred Shares, and none is likely to develop. Therefore, purchasers of the Preferred Shares should expect to hold them indefinitely or until converted into common stock (which may be restricted, notwithstanding the Parent’s registration covenants).

2.10           PS Director.    Any holder of Preferred Shares will have the right to nominate a candidate for the position of PS Director, each of them a “Nominee”.  The Parent will provide to the holders of the Preferred Shares a list of such Nominees who indicate a willingness to serve as PS Director, each of them a “Candidate”.  The Candidate receiving the votes representing a plurality of the outstanding Preferred Shares will become the PS Director upon election.  The PS Director will serve until replaced by a plurality vote of the outstanding Preferred Shares at a meeting where a quorum (which is a majority of Preferred Shares) is present.

SECTION 3

Representations and Warranties of the Company

The Company represents and warrants to the Buyer that as of Closing:

Two Rivers Water & Farming Company - DFP S-1 Filing - February 2013 - Exhibit 10.9

3.1           Organization and Qualification.  The Company and the Parent are corporations duly organized and validly existing in good standing under the laws of the jurisdiction in Colorado, and have the requisite corporate power and authority to own their properties and to carry on their business as now being conducted.   The Company has no subsidiaries.  Each of the Parent and Company is duly qualified as a foreign entity to do business and is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not reasonably be expected to have a Material Adverse Effect.  As used in this Purchase Agreement, “Material Adverse Effect” means any material adverse effect on the business, properties, assets, operations, results of operations, condition (financial or otherwise) or prospects of the Company or Parent or on the transactions contemplated hereby or on the other Transaction Documents or by the agreements and instruments to be entered into in connection herewith or therewith, or on the authority or ability of the Company or Parent to perform their obligations hereunder.  “Transaction Documents” means this Purchase Agreement (including the exhibit), the Subscription Agreement between the Company and Investor of even date herewith, and the Warrant.

3.2           Authorization; Enforcement; Validity.  The Company has: (i) the requisite corporate power and authority to enter into and perform its obligations under this Agreement, and to issue the Preferred Stock  in accordance with the terms hereof and thereof; (ii) the commitment of the Parent to issue the Warrants, the Warrant Shares, and the Conversion Shares pursuant to this Agreement, and (iii) this Agreement constitutes, shall constitute, the valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors' rights and remedies. The Parent has: (i) the requisite corporate power and authority to enter into and perform its obligations under this Agreement, and to issue the Warrants, the Warrant Shares, and the Conversion Shares pursuant to this Agreement, and (ii) this Agreement constitutes, shall constitute, the valid and binding obligations of the Parent enforceable against the Parent in accordance with their terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors' rights and remedies.

The Company has delivered to the Investor a true and correct copy of a unanimous written consent creating and authorizing the issuance of the Preferred Stock pursuant to this Agreement.  No other approvals or consents of the Company’s or Parent’s Boards of Directors and/or Shareholders is necessary under applicable laws and the Company’s or Parent’s Articles of Incorporation and/or Bylaws to authorize the execution and delivery of this Agreement or any of the transactions contemplated hereby, including, but not limited to, the issuance of the Preferred Shares, Warrants, Warrant Shares and the Conversion Shares.

3.3           Capitalization.  As of the date hereof, the authorized capital stock of the Company consists of (i) 100,000,000 shares of Common Stock, of which as of the date hereof, 1,000 are issued and outstanding, and (ii) 20,000,000 shares of Preferred Stock, $0.001 par value of which as of the date hereof none have been issued prior to this Offering.  All of such outstanding shares have been, or upon issuance will be, validly issued and are fully paid and non-assessable.  The Company has made available to the Investor true and correct copies of the Company's Articles of Incorporation, as amended and as in effect on the date hereof (the "Articles of Incorporation"), and the Company's By-laws, as amended and as in effect on the date hereof (the "By-laws"), and the Certificate of Designation of the Series A Convertible Preferred Stock.

3.4           Issuance of Preferred Shares, Conversion Shares and Warrant Shares.  The Conversion Shares and Warrant Shares have been duly authorized by the Parent and, upon issuance in accordance with the terms hereof or the Warrant, as applicable, the Conversion Shares and Warrant Shares shall be (i) validly issued, fully paid and non-assessable and (ii) free from all taxes, liens and charges with respect to the issue thereof.  The Preferred Shares have been duly authorized by the Company and, upon issuance in accordance with the terms hereof, the Preferred Shares shall be (i) validly issued, fully paid and non-assessable and (ii) free from all taxes, liens and charges with respect to the issue thereof.

Two Rivers Water & Farming Company - DFP S-1 Filing - February 2013 - Exhibit 10.9

3.5           No Conflicts.  The execution, delivery and performance of this Agreement by the Company and the Parent and the consummation by the Company and the Parent of the transactions contemplated herein will not (i) result in a violation of the Articles of Incorporation or the By-laws of either the Company or the Parent or (ii) conflict with, or constitute a default under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Parent, Company or any of its Subsidiaries is a party, or result in a violation of any law, rule, regulation, order, judgment or decree.  The business of the Company and Parent is not being conducted in violation of any laws, ordinances or regulations of any governmental entity.  Neither the Company nor the Parent is required under federal, state or local law, rule or regulation to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under the Transaction Documents, or issue and sell the Preferred Shares, Warrants, Warrant Shares, or Conversion Shares in accordance with the terms hereof or thereof (other than any filings which may be required to be made by the Company or Parent with the SEC or state securities administrators).

3.6           SEC Documents; Financial Statements.   The Parent has timely filed all reports, schedules, forms, statements and other documents required to be filed by it (“SEC Filings”) with the Securities and Exchange Commission (“SEC”) pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act").  As of their respective dates (except as they have been properly amended), the SEC Filings complied as to form in all material respects with requirements of the 1934 Act and the published rules and regulations of the SEC with respect thereto.  As of their respective filing dates, none of the SEC Filings contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  As of their respective filing dates, the financial statements of the Parent included in the SEC Filings complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto.  Such financial statements have been prepared in accordance with generally accepted accounting principles, consistently applied, during the periods involved and fairly present in all material respects the financial position of the Parent as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

3.7           Absence of Certain Changes.  Since June 30, 2012, there has been no material adverse change in the business, properties, operations, financial condition or results of operations of the Company or the Parent.

3.8           Absence of Litigation. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the Company or the Parent, threatened against or affecting the Company or Parent, which could reasonably be expected to have a material adverse effect.

3.9           No General Solicitation.  Neither the Company, nor any of its affiliates, nor any person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act of 1933 (“1933 Act”) in connection with the offer or sale of the Preferred Stock.

 3.10           Title to Properties and Assets; Liens.                                                                The Company and Parent each has good and marketable title to its properties and assets, and has good title to all its leasehold interests, in each case subject to no material mortgage, pledge, lien, lease, encumbrance or charge, other than (i) liens for current taxes not yet due and payable, (ii) liens imposed by law and incurred in the ordinary course of business for obligations not past due, (iii) liens in respect of pledges or deposits under workers’ compensation laws or similar legislation, and (iv) liens, encumbrances and defects in title which do not in any case materially detract from the value of the property subject thereto or have a material adverse effect, and which have not arisen otherwise than in the ordinary course of business.

Two Rivers Water & Farming Company - DFP S-1 Filing - February 2013 - Exhibit 10.9

3.11           Neither the Company nor Parent is in violation of any term of or in default under any of their respective Articles of Incorporation or Bylaws.  Neither the Company nor Parent is in violation of any judgment, decree or order or any statute, ordinance, rule or regulation applicable to the Company or Parent, and neither the Company nor Parent will conduct its business in violation of any of the foregoing, except for possible violations which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.12           The Parent is in compliance with any and all applicable requirements of the Sarbanes-Oxley Act of 2002 that are effective as of the date hereof, and any and all applicable rules and regulations promulgated by the SEC thereunder that are effective as of the date hereof.

3.13           Except as disclosed in the SEC Filings and/or the Memorandum, neither the Company nor Parent (i) has any outstanding indebtedness, (ii) is a party to any contract, agreement or instrument, the violation of which, or default under which, by the other party(ies) to such contract, agreement or instrument would reasonably be expected to result in a Material Adverse Effect, (iii) is in violation of any material term of or in default under any contract, agreement or instrument relating to any indebtedness or (iv) is a party to any contract, agreement or instrument relating to any Indebtedness, the performance of which, in the judgment of the Parent’s officers, has or is expected to have a Material Adverse Effect.

3.14           The Company and Parent each believe that their relations with their employees are good.  No executive officer of the Company or Parent, to the knowledge of the Company or Parent, is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement, or any other contract or agreement or any restrictive covenant, and the continued employment of each such executive officer does not subject the Company or Parent to any liability with respect to any of the foregoing matters.  The Company and Parent are in compliance with all federal, state, local and foreign laws and regulations respecting labor, employment and employment practices and benefits, terms and conditions of employment and wages and hours, except where failure to be in compliance would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

3.15           Each of the Company and Parent (i) has made or filed all foreign, U.S. federal, state and local income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject, (ii) has paid all taxes and other governmental assessments and charges that are material in amount, whether or not shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and (iii) has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply.  There are no material liens with respect to taxes upon the assets or properties of either the Company or Parent, other than with respect to taxes not yet due and payable.  There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim.

3.16           The Company and Parent maintain a system of internal accounting controls and procedures sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset and liability accountability, (iii) access to assets or incurrence of liabilities is permitted only in accordance with management's general or specific authorization and (iv) the recorded accountability for assets and liabilities is compared with the existing assets and liabilities at reasonable intervals and appropriate action is taken with respect to any difference.  The Parent maintains disclosure controls and procedures (as such term is defined in
Two Rivers Water & Farming Company - DFP S-1 Filing - February 2013 - Exhibit 10.9

Rule 13a-15 under the 1934 Act) that are effective in ensuring that information required to be disclosed by the Parent in the reports that it files or submits under the 1934 Act is recorded, processed, summarized and reported, within the time periods specified in the rules and forms of the SEC, including, without limitation, controls and procedures designed to ensure that information required to be disclosed by the Parent in the reports that it files or submits under the 1934 Act is accumulated and communicated to the Parent's management, including its principal executive officer or officers and its principal financial officer or officers, as appropriate, to allow timely decisions regarding required disclosure.

SECTION 4

Representations and Warranties of the Investor

Investor hereby, severally and not jointly, represents and warrants to the Company as follows:

4.1           No Registration.                                Such Investor understands that the Units, Warrants, the Common Stock, and the Preferred Shares have not been, and will not be, registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Investor’s representations as expressed herein or otherwise made pursuant hereto.

4.2           Investment Intent.                                Such Investor is acquiring the Units, for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof, and that such Investor has no present intention of selling, granting any participation in, or otherwise distributing the same. Such Investor further represents that it does not have any contract, undertaking, agreement or arrangement with any person or entity to sell, transfer or grant participation to such person or entity or to any third person or entity with respect to any of the Units.

4.3           Investment Experience.  Such Investor has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Company and acknowledges that such Investor can protect its own interests. Such Investor has such knowledge and experience in financial and business matters so that such Investor is capable of evaluating the merits and risks of its investment in the Company.

4.4           Speculative Nature of Investment.                                                                Such Investor understands and acknowledges that the Company has a limited financial and operating history and that an investment in the Company is highly speculative and involves substantial risks. Such Investor can bear the economic risk of such Investor’s investment and is able, without impairing such Investor’s financial condition, to hold the Units for an indefinite period of time and to suffer a complete loss of such Investor’s investment.

4.5           Access to Data.                                           Such Investor has had an opportunity to ask questions of, and receive answers from, the officers of the Company and Parent concerning the Agreements, the exhibits and schedules attached hereto and thereto and the transactions contemplated by the Agreements, as well as the Company’s and Parent’s business, management and financial affairs, which questions were answered to its satisfaction. Such Investor believes that it has received all the information such Investor considers necessary or appropriate for deciding whether to purchase the Units. Such Investor understands that such discussions, as well as any information issued by the Company or Parent, were intended to describe certain aspects of the Company’s and Parent’s business and prospects, but were not necessarily a thorough or exhaustive description. Such Investor acknowledges that any business plans prepared by the Company or Parent have been, and continue to be, subject to change and that any projections included in such business plans or otherwise are necessarily speculative in nature, and it can be expected that some or all of the assumptions underlying the projections will not materialize or will vary significantly from actual results. Such Investor also acknowledges that it is not relying on any statements or representations of the Company or Parent or its agents for legal advice with respect to this investment or the transactions contemplated by the Agreements.

Two Rivers Water & Farming Company - DFP S-1 Filing - February 2013 - Exhibit 10.9

4.6           Accredited Investor.                                           The Investor is an “accredited investor” within the meaning of Regulation D, Rule 501(a), promulgated by the Securities and Exchange Commission under the Securities Act and shall submit to the Company such further assurances of such status as may be reasonably requested by the Company.

4.7           Residency.                      The state of residence of the Investor (or, in the case of a partnership or corporation, such entity’s principal place of business) shall be of the state as listed in the preamble.

4.8           Rule 144.                      Such Investor acknowledges that the Units and its underlying securities must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available. Such Investor is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including among other things, the existence of a public market for the shares, the availability of certain current public information about the Company and Parent, the resale occurring not less than one year after a party has purchased and paid for the security to be sold, the sale being effected through a “broker’s transaction” or in transactions directly with a “market maker” and the number of shares being sold during any three-month period not exceeding specified limitations. Such Investor understands that with respect to the Conversion Shares, such one year period shall not commence until the date of issuance of the Conversion Shares.  Such Investor understands that the current public information referred to above is not now available regarding the Company and the Company has no present plans to make such information available. Such Investor acknowledges and understands that the Company or Parent may not be satisfying the current public information requirement of Rule 144 at the time the Investor wishes to sell the Shares or the Conversion Shares, and that, in such event, the Investor may be precluded from selling such securities under Rule 144, even if the other requirements of Rule 144 have been satisfied. Such Investor acknowledges that, in the event all of the requirements of Rule 144 are not met, registration under the Securities Act or an exemption from registration will be required for any disposition of the Shares or the underlying Common Stock. Such Investor understands that, although Rule 144 is not exclusive, the Securities and Exchange Commission has expressed its opinion that persons proposing to sell restricted securities received in a private offering other than in a registered offering or pursuant to Rule 144 will have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales and that such persons and the brokers who participate in the transactions do so at their own risk.

4.9           No Public Market.                                Such Investor understands and acknowledges that no public market now exists for any of the securities issued by the Company and that the Company has made no assurances that a public market will ever exist for the Company’s securities.

4.10           Authorization

(a)           Such Investor has all requisite power and authority to execute and deliver this Purchase Agreement, to purchase the Units hereunder and to carry out and perform its obligations under the terms of the Purchase Agreement. All action on the part of the Investor necessary for the authorization, execution, delivery and performance of the Purchase Agreement, and the performance of all of the Investor’s obligations under the Purchase Agreement, has been taken or will be taken prior to the Closing.

(b)           The Purchase Agreement, when executed and delivered by the Investor, will constitute valid and legally binding obligations of the Investor, enforceable in accordance with their terms except: (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies or by general principles of equity.

Two Rivers Water & Farming Company - DFP S-1 Filing - February 2013 - Exhibit 10.9

(c)           No consent, approval, authorization, order, filing, registration or qualification of or with any court, governmental authority or third person is required to be obtained by the Investor in connection with the execution and delivery of the Purchase Agreement by the Investor or the performance of the Investor’s obligations hereunder or thereunder.

4.11           Brokers or Finders.                                Such Investor has not engaged any brokers, finders or agents, and neither the Company, nor the Parent, nor any other Investor has, nor will, incur, directly or indirectly, as a result of any action taken by the Investor, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with the Purchase Agreement.

4.12           Tax Advisors.                                Such Investor has reviewed with its own tax advisors the U.S. federal, state, local and foreign tax consequences of this investment and the transactions contemplated by the Purchase Agreement. With respect to such matters, such Investor relies solely on such advisors and not on any statements or representations of the Company, the Parent, or any of their agents, written or oral. The Investor understands that it (and not the Company) shall be responsible for its own tax liability that may arise as a result of this investment or the transactions contemplated by the Purchase Agreement.

4.13           Legends.                      Such Investor understands and agrees that the certificates evidencing the Shares or the Conversion Shares, or any other securities issued in respect of the Shares or the Conversion Shares upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall bear the following legend (in addition to any legend required by the Rights Agreement or under applicable state securities laws):

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SUCH ACT AND/OR APPLICABLE STATE SECURITIES LAWS, OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE, REASONABLY SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.”

SECTION 5

Conditions to Investor’s Obligations to Close

Investor’s obligation to purchase the Units at a Closing is subject to the fulfillment on or before the Closing of each of the following conditions, unless waived in writing by the applicable Investor purchasing the Units in such Closing:

5.1           Representations and Warranties.                                                      The representations and warranties made by the Company and Parent in Section 3 shall be true and correct in all material respects as of the date of such Closing.

5.2           Covenants.                      All covenants, agreements and conditions contained in this Agreement to be performed by the Company or Parent on or prior to the Closing shall have been performed or complied with in all material respects.

Two Rivers Water & Farming Company - DFP S-1 Filing - February 2013 - Exhibit 10.9

5.3           Blue Sky.                      The Company shall have obtained all necessary Blue Sky law permits and qualifications, or have the availability of exemptions therefrom, required by any state for the offer and sale of the Units.

SECTION 6

Conditions to Company’s Obligation to Close

The Company’s obligation to sell and issue the Units at each Closing is subject to the fulfillment on or before such Closing of the following conditions, unless waived in writing by the Company:

6.1           Representations and Warranties.                                                                The representations and warranties made by the Investors in such Closing in Section 4 shall be true and correct when made and shall be true and correct in all material respects as of the date of such Closing.

6.2           Covenants.                      All covenants, agreements and conditions contained in the Purchase Agreement and/or Subscription Agreement to be performed by Investors on or prior to the date of such Closing shall have been performed or complied with in all material respects as of the date of such Closing.

6.3           Compliance with Securities Laws.                                                                The Company shall be satisfied that the offer and sale of the Units shall be qualified or exempt from registration or qualification under all applicable federal and state securities laws (including receipt by the Company of all necessary blue sky law permits and qualifications required by any state, if any).

6.4           Certificate of Designation.                                           The Certificate of Designation shall have been duly authorized, executed and filed with and accepted by the Secretary of State of the State of Colorado.

SECTION 7

Miscellaneous

7.1           Amendment.                      Except as expressly provided herein, neither this Purchase Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument referencing this Agreement and signed by the Company and the Investor.  Any such amendment, waiver, discharge or termination effected in accordance with this paragraph shall be binding upon each Shareholder of any securities purchased under this Purchase Agreement at the time outstanding (including securities into which such securities have been converted or exchanged or for which such securities have been exercised) and each future Shareholder of all such securities.

7.2           Notices.                      All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, sent by facsimile or electronic mail or otherwise delivered by hand or by messenger addressed:

(a)           if to Investor, at the Investor’s address, facsimile number or electronic mail address as shown in the Company’s records, as may be updated in accordance with the provisions hereof;

(b)           if to any other Shareholder of any Preferred Shares or Conversion Shares, at such address, facsimile number or electronic mail address as shown in the Company’s records, or, until any such Shareholder so furnishes an address, facsimile number or electronic mail address to the Company, then to and at the address of the last Shareholder of such Shares or Conversion Shares for which the Company has contact information in its records; or

Two Rivers Water & Farming Company - DFP S-1 Filing - February 2013 - Exhibit 10.9

(c)           if to the Company, one copy should be sent to

Dionisio Farms & Produce, Inc.
Attn: Chief Financial Officer
2000 S. Colorado Blvd.
Tower One, Suite 3100
Denver CO 80222
Fax: (303) 845-9400
Email: WHarding@2RiversWater.com

If to Two Rivers, one copy should be sent to

Two Rivers Water Company
Attn: Chief Financial Officer
2000 S. Colorado Blvd.
Tower One, Suite 3100
Denver CO 80222
Fax: (303) 845-9400
Email: WHarding@2RiversWater.com

or to such other address as these companies may have furnished to the Investor.

With respect to any notice given by the Company under any provision of the Colorado Business Corporation Act or the Company’s charter or bylaws, Investor agrees that such notice may be given by facsimile or by electronic mail.

Each such notice or other communication shall for all purposes of this Purchase Agreement be treated as effective or having been given when delivered if delivered personally, or, if sent by mail, at the earlier of its receipt or 72 hours after the same has been deposited in a regularly maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid or, if sent by facsimile, upon confirmation of facsimile transfer or, if sent by electronic mail, upon confirmation of delivery when directed to the electronic mail address set forth above.

7.3           Governing Law; Jurisdiction.  This Purchase Agreement shall be governed in all respects by the internal laws of the State of Colorado.  Each Party agrees to submit to the personal jurisdiction of the State of Colorado.

7.4           Expenses.                      The Company, the Parent, and the Investor shall each pay their own expenses in connection with the transactions contemplated by this Purchase Agreement.

7.5           Successors and Assigns.                                                      This Purchase Agreement, and any and all rights, duties and obligations hereunder, shall not be assigned, transferred, delegated or sublicensed by Investor without the prior written consent of the Company. Any attempt by Investor without such permission to assign, transfer, delegate or sublicense any rights, duties or obligations that arise under this Agreement shall be void. Subject to the foregoing and except as otherwise provided herein, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

7.6           Entire Agreement.                                This Purchase Agreement, including the exhibits attached hereto, constitute the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof. No party shall be liable or bound to any other party in any manner with regard to the subjects hereof or thereof by any warranties, representations or covenants except as specifically set forth herein or therein.

Two Rivers Water & Farming Company - DFP S-1 Filing - February 2013 - Exhibit 10.9

7.7           Delays or Omissions.                                           Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party to this Purchase Agreement upon any breach or default of any other party under this Purchase Agreement shall impair any such right, power or remedy of such non-defaulting party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Purchase Agreement, or any waiver on the part of any party of any provisions or conditions of this Purchase Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Purchase Agreement or by law or otherwise afforded to any party to this Purchase Agreement, shall be cumulative and not alternative.

7.8           Severability.                      If any provision of this Purchase Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Purchase Agreement, and such court will replace such illegal, void or unenforceable provision of this Purchase Agreement with a valid and enforceable provision that will achieve, to the extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Purchase Agreement shall be enforceable in accordance with its terms.

7.9           Counterparts.                                This Purchase Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

7.10           Facsimile Execution and Delivery.                                                                A facsimile or other reproduction of this Purchase Agreement may be executed by one or more parties hereto and delivered by such party by facsimile or any similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen. Such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute and deliver an original of this Purchase Agreement as well as any facsimile or other reproduction hereof.

(signature page follows)

Two Rivers Water & Farming Company - DFP S-1 Filing - February 2013 - Exhibit 10.9

IN WITNESS WHEREOF, this Agreement is executed as of the date first written above.

DIONISIO FARMS & PRODUCE, INC. a Colorado corporation By: Name: Title:	(INVESTOR) (Name of Investor) (Signature) (Name and title of signatory, if applicable)
TWO RIVERS WATER COMPANY, a Colorado Corporation By: Name: Title:

Two Rivers Water & Farming Company - DFP S-1 Filing - February 2013 - Exhibit 10.9

ANNEX I

CONVERSION NOTICE

The undersigned hereby elects to convert shares of Series A Convertible Preferred Stock (the “Preferred Shares”) of Dionisio Farms & Produce, Inc., represented by stock certificate No(s). ________ , into shares of common stock (“Common Stock”) of Two Rivers Water Company (the “Parent”) according to the terms and conditions of the Certificate of Designation relating to the Preferred Stock (the “Certificate of Designation”), as of the date written below. Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Certificate of Designation.

Conversion Date: ____________________

Number of Shares of Preferred Stock to be Converted:  ____________________

Applicable Conversion Rate:  ____________________

Number of Shares of Common Stock to be Issued: ____________________

Name of Shareholder:  __________________________

Address:  ____________________________________________________________________

Signature:______________________

Name:  ____________________________

Title (if applicable):  ___________________________

Shareholder Requests Delivery to be made: (check one)

By Delivery of Physical Certificates to the Above Address: __

Through Depository Trust Corporation: __ (Account No: ________________)

Other:

Two Rivers Water & Farming Company - DFP S-1 Filing - February 2013 - Exhibit 10.9